Exhibit 4.1

FIRST COMMUNITY BANK

CORPORATION OF AMERICA

2005 STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

The name of this Stock Plan shall be designated the “2005 Stock Plan.” The purpose of this Plan is to promote the interests of First Community Bank Corporation of America, and its subsidiary, First Community Bank of America, through grants to Employees and Directors of Options to purchase Stock, grants of Stock Appreciation Rights, and grants of Restricted Stock and Stock Units, in order: (i) to attract and retain Employees and Directors; (ii) to provide an additional incentive for each Employee and Director to work to increase the value of Stock; and (iii) to provide each Employee and Director with a stake in the future of the company as a whole, which corresponds to the stake of each of our shareholders.

SECTION 2

DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1. “First Community” means First Community Bank Corporation of America, a Florida corporation, its subsidiary First Community Bank of America, and any other Subsidiary or successor to such corporation.

2.2. “Board” means the Board of Directors of First Community.

2.3. “Change in Control” means a change in control of First Community of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control,” provided that such a change in control shall be deemed to have occurred at such time as:

(i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of First Community or any successor to First Community;

(ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new Director was approved by a vote of at least two-thirds of the directors then still in office who were Directors at the beginning of the period;

(iii) the shareholders of First Community approve any reorganization, merger, consolidation, or share exchange as a result of which the common stock of First Community shall be changed, converted, or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of First Community), or any dissolution or liquidation of First Community, or any sale or the disposition of 50% or more of the assets or business of First Community; or

(iv) the shareholders of First Community approve any reorganization, merger, consolidation, or share exchange unless:

(A) the persons who were the beneficial owners of the outstanding shares of the common stock of First Community immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction; and

(B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of First Community common stock immediately before the consummation of such transaction; provided

(C) the percentage described in Section 2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in 2.2(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of First Community by the persons described in Section 2.2(iv)(A) immediately before the consummation of such transaction.

2.4. “Code” means the Internal Revenue Code of 1986, as amended.

2.5. “Committee” means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and each of whom shall be (or be treated as) an “outside director” for purposes of Section 162(m) of the Code.

2.6. “Covered Employee” means an Employee whom the Committee on the date he or she is granted an Option, SAR, Restricted Stock, or Stock Unit deems likely to be a “covered employee” (within the meaning of Section 162(m) of the Code) as of any date on or after the date of such grant.

2.7. “Director” means a member of the Board who is not an employee of First Community or any Subsidiary or Parent Corporation.

2.8. “Employee” means a select employee of First Community or any Subsidiary whose performance is, in the judgment of the Committee acting in its absolute discretion, directly or indirectly material to the success of First Community or such Subsidiary and who is not a Ten Percent Shareholder.

2.9. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10. “Fair Market Value” means: (1) the closing price on any date for a share of Stock, as quoted by the NASDAQ National Market or the NASDAQ SmallCap Market (or other nationally recognized quotation service), or if First Community’s Stock is not traded on the NASDAQ Stock Market, but is registered on another national securities exchange, “Fair Market Value” shall mean the closing sales price of the Stock on such national securities exchange; or (2) if the Stock is not listed on a national exchange, the closing price on any date as reported by a newspaper or trade journal selected by the Committee; or (3) if no such closing price is available on such date, such closing price as so reported in accordance with Section 2.10(2) for the immediately preceding business day; or (4) if no newspaper or trade journal reports such closing price, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. In no instance shall the Fair Market Value of Stock ever be less than its book value.

2.11. “ISO” means an Option granted under Section 7 of this Plan to purchase Stock, which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option as contemplated by Section 422 of the Code.

2.12. “NQO” means a nonqualified option, i.e., an Option granted under Section 7 of this Plan to purchase Stock, which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Section 422 of the Code.

2.13. “Option” means an ISO or an NQO.

2.14. “Option Agreement” means the written agreement or instrument which sets forth the terms of an Option granted to an Employee or Director under this Plan.

2.15. “Option Price” means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.16. “Parent Corporation” means any corporation which is a parent corporation (within the meaning of Section 424[e] of the Code) of First Community.

2.17. “Plan” means the 2005 Stock Plan, as amended from time to time.

2.18. “Restricted Stock” means Stock granted to an Employee or Director pursuant to Section 8 of this Plan.

2.19. “Rule 16b-3” means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act or any successor to such rule.

2.20. “Stock” means the Eight Cent ($0.08) par value common stock of First Community.

2.21. “Stock Agreement” means the written agreement or instrument which sets forth the terms of a Restricted Stock grant or Stock Unit grant to an Employee or Director under this Plan.

2.22. “Stock Appreciation Right or SAR” means a right which is granted pursuant to the terms of Section 7 of this Plan to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.23. “SAR Agreement” means the written agreement or instrument which sets forth the terms of a SAR granted to an Employee under this Plan.

2.24. “SAR Share Value” means the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.25. “Stock Unit” means a contractual right granted to an Employee or Director pursuant to Section 8 to receive a cash payment based on the Fair Market Value of the number of shares of Stock described in such grant.

2.26. “Subsidiary” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of First Community.

2.27. “Ten Percent Shareholder” means a person who owns (after taking into account the attribution rules of Section 424[d] of the Code) more than ten percent of the total combined voting power of all classes of stock of either First Community, a Subsidiary or a Parent Corporation.

SECTION 3

SHARES RESERVED UNDER PLAN

3.1. Share. There shall (subject to Section 11) be reserved for issuance under this Plan, 150,000 shares of Stock. Furthermore, upon any future issuance of Stock, 15% of such newly issued shares shall also be reserved for issuance under this Plan. Provided, however, that no more than 450,000 shares of Stock shall ever be reserved for issuance under this Plan.

3.2. Source of Shares. The shares of Stock described in Section 3.1 shall be reserved from authorized but unissued shares of Stock. Furthermore, any shares of Stock issued pursuant to a Restricted Stock grant which are forfeited thereafter, shall again become available for issuance under this Plan, but any shares of Stock used to satisfy a withholding obligation under Section 14.4 shall not again become available for issuance under this Plan. The exercise of a SAR or a surrender right in an Option shall reduce the number of shares available for issuance under this Plan only to the extent of the shares of Stock, if any, actually issued upon such exercise. Finally, if the Option Price of an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to First Community in satisfaction of any condition to a grant of Restricted Stock, such shares thereafter shall be treated the same as any other shares of Stock available for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which First Community receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of First Community.

SECTION 4

EFFECTIVE DATE

This Plan shall be effective on the date the shareholders of First Community (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

SECTION 5

COMMITTEE

This Plan shall be administered by the Committee. Subject to the provisions of this Plan (including Sections 11, 12, 13, and 14), the Committee shall have the power, authority, and sole and exclusive discretion to construe, interpret, and administer this Plan, including without limitation, the power and authority to make factual determinations relating to Plan grants and correct mistakes in Option, SAR, or Stock Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. Such actions of the Committee shall be binding on First Community, on each affected Employee and Director, and on each other person directly or indirectly affected by such action. The Committee may delegate such powers and duties, whether ministerial or discretionary, as the Committee may deem appropriate, including, but not limited to, authorizing the Committee’s delegate to execute agreements evidencing the grant of Options, SARs, Restricted Stock, and Stock Units or other documents on the Committee’s behalf.

SECTION 6

ELIGIBILITY

Employees and Directors shall be eligible for the grant of Options, SARs, Restricted Stock, and Stock Units under this Plan.

SECTION 7

OPTIONS AND SARs

7.1. Options. The Committee, acting in its absolute discretion, shall have the right to grant Options to Employees and Directors under this Plan from time to time and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan. All Options granted to Directors shall be NQOs.

7.2. $100,000 Limit. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and ISOs granted to such Employee under any other stock option plan adopted by First Community, a Subsidiary, or a Parent Corporation which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code.

7.3. Option Price and Exercise Period.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of First Community’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable, in whole or in part, at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted, or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or the status of an individual as a Director has been terminated for any reason whatsoever, including death or disability.

7.4. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 7.4 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee, or its delegate, from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable: (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised; and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer, or a check acceptable to the Committee;

(2) in Stock which has been held by the Employee or Director for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

(4) in any combination of the methods described in this Section 7.4(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

7.5. Nontransferability. Except to the extent the Committee deems permissible under Section 422(b) of the Code and Rule 16b-3 and consistent with the best interests of First Community, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during an Employee’s or Director’s lifetime, as the case may be, only by the Employee or the Director, provided that in the event an Employee or Director is incapacitated and unable to exercise such Employee’s or Director’s Option or SAR, such Employee’s or Director’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s or Director’s Option or SAR, in accordance with the provisions of the Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Employee or the Director under this Plan.

7.6. SARs and Surrender Rights.

(a) SARs. The Committee acting in its absolute discretion may grant an Employee or Director a SAR which will give the Employee or Director the right to the appreciation in one, or more than one, share(s) of Stock, and any such appreciation shall be measured from the related SAR Share Value. The Committee shall have the right to make any such grant subject to such additional terms as the Committee deems appropriate, and such terms shall be set forth in the related SAR Agreement.

(b) Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee or Director the right to surrender his or her Option, in whole or in part, in lieu of the exercise (in whole or in part) of that Option to purchase Stock on any date that:

(1) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock; and

(2) the Option to purchase such Stock is otherwise exercisable.

(c) Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee or Director which specifies the number of shares of Stock as to which the Employee or Director, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s or

Director’s option) how he or she desires payment to be made with respect to such shares.

(d) Payment. An Employee or Director who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the SAR Share Value for a share of Stock subject to the SAR or the Option Price for a share of Stock subject to an Option. The Committee acting in its absolute discretion shall determine the form and timing of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee or Director and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s or Director’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 7.6 to come within an exemption under Rule 16b-3. Any cash payment under this Section 7.6 shall be made from First Community’s general assets, and an Employee or Director shall be no more than a general and unsecured creditor of First Community with respect to such payment.

(e) Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee or Director to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

SECTION 8

RESTRICTED STOCK AND STOCK UNITS

8.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Employees and Directors under this Plan from time to time.

(b) Limitations. No Restricted Stock grant may be made to an Employee or in any calendar year with respect to more than 10,000 shares of Restricted Stock, and the Fair Market Value of the shares of Stock described in any Stock Unit grant to any Employee shall not exceed $250,000 on the date as of which the grant is made. Each Restricted Stock grant and each Stock Unit grant shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Employee’s or Director’s interest in the related Stock or cash payment will be forfeited.

8.2. Conditions.

(a) Conditions for Issuance of Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to an Employee or Director subject to the satisfaction of one, or more than one, employment objective, performance, or other grant condition (which may or may not include performance criteria described in Section 8.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.

(b) Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to an Employee or Director or the cash otherwise payable under any Stock Unit grant subject to one, or more than one, employment objective, performance, or other forfeiture condition (which may or may not include any performance goals described in Section 8.2(c)) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. An Employee’s or Director’s non-forfeitable interest in the shares of Stock issued pursuant to a Restricted Stock grant or the cash payment due under any Stock Unit grant shall depend on the extent to which each such condition is timely satisfied. Each share of Stock issued pursuant to a Restricted Stock grant shall again become available under Section 3 if such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such failure. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to: (i) the conditions, if any, described in this Section 8.2(b) and Section 8.2(c) to, or for the benefit of, the Employee or Director; and (ii) a stock power in favor of First Community in order for First Community to effect any forfeitures of such Restricted Stock called for under this Section 8.2(b).

(c) Performance Goals.

(1) A performance goal is described in this Section 8.2(c) if such goal relates to First Community’s:

(i)	return over capital costs or increases in return over capital costs;

(ii)	total earnings or the growth in such earnings;

(iii)	consolidated earnings or the growth in such earnings;

(iv)	earnings per share or the growth in such earnings;

(v)	net earnings or the growth in such earnings;

(vi)	earnings before interest expense, taxes, depreciation, amortization, and other non-cash items or the growth in such earnings;

(vii)	earnings before interest and taxes or the growth in such earnings;

(viii)	consolidated net income or the growth in such income;

(ix)	the value of First Community’s Stock or the growth in such value;

(x)	Stock price or the growth in such price;

(xi)	return on assets or the growth on such return;

(xii)	total shareholder return or the growth in such return;

(xiii)	expenses or the reduction of expenses;

(xiv)	sales growth;

(xv)	overhead ratios or changes in such ratios;

(xvi)	expense-to-sales ratios or the changes in such ratios;

(xvii)	economic value added or changes in such value added; or

(xviii)	other financial performance measures deemed appropriate by the Committee.

A performance goal described in this Section 8.2(c)(1) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to First Community as a whole or one or more operating units of First Community.

(2) When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of First Community, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting First Community, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in First Community paying non-deductible compensation to an Employee).

(3) If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Section 162(m) of the Code, the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such section of the Code.

8.3. Dividends and Voting Rights.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock grant shall state whether the Employee or Director shall have a right to receive any cash dividends, which are paid after any shares of Restricted Stock are issued to him or to her and before the first day that the Employee’s or Director’s interest in such Stock is forfeited completely, or becomes completely non-forfeitable. If such a Stock Agreement provides that an Employee or Director has no right to receive a cash dividend when paid, such Stock Agreement shall set forth the conditions, if any, under which the Employee or Director will be eligible to receive one, or more than one, payment in the future to compensate the Employee or Director for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, First Community shall make such payments from First Community’s general assets, and the Employee or Director shall be no more than a general and unsecured creditor of First Community with respect to such payments.

(b) Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and an Employee’s or Director’s interest in such Stock dividend shall be forfeited or shall become non-forfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes non-forfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.

(c) Voting Rights. An Employee or Director shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 8.2 before his or her interest in such Stock has been forfeited or has become non-forfeitable.

(d) Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution before an Employee’s or Director’s interest in such shares have become completely non-forfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.

(e) Creditor Status. An Employee or a Director to whom a Stock Unit grant is made shall be no more than a general and unsecured creditor of First Community with respect to any cash payment due under such grant.

8.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as an Employee’s or Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8.2(b) or Section 8.3 and shall be transferred to the Employee or Director.

SECTION 9

SECURITIES REGISTRATION

Each Option Agreement, SAR Agreement, and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock, the Employee or Director shall, if so requested by First Community, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by First Community, shall deliver to First Community a written statement satisfactory to First Community to that effect. As for Stock issued pursuant to this Plan, First Community at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee or Director under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee or Director; however, First Community shall have no obligation whatsoever to take any such action in connection with the transfer, resale, or other disposition of such Stock by an Employee.

SECTION 10

LIFE OF PLAN

No Option or SAR or Restricted Stock or Stock Unit shall be granted under this Plan on or after the earlier of: (1) the tenth anniversary of the date the Board adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) and SARs have been exercised in full or no longer are exercisable and all Restricted Stock and Stock Unit grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full; or (2) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) and all SARs granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock) been issued or no longer is available for use under this Plan, and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 11

ADJUSTMENT

11.1. Capital Structure. The number, kind, or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 7.3 and Section 8.1 of this Plan, the number, kind, or class (or any combination thereof) of shares of Stock subject to Options or SARs granted under this Plan, and the Option Price of such Options and the SAR Share Value of such SARs, as well as the number, kind, or class of shares of Stock subject to Restricted Stock grants and the number, kind, or class of shares of Stock described in Stock Unit grants under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of First Community, including, but not limited to, such changes as stock dividends or stock splits.

11.2. Acquisitions. The Board as part of any corporate transaction described in Code Section 424(a) shall have the right (in any manner which the Board in its discretion deems consistent with Code Section 424[a] and without regard to the grant limitations described in Section 7.3 or Section 8.1 of this Plan) to make Restricted Stock, Stock Unit, Option, and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option, and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option, or stock appreciation rights grants.

11.3. Fractional Shares. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, SAR grants, and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 11 by the Board shall be conclusive and binding on all affected persons.

SECTION 12

CHANGE IN CONTROL

Upon a Change in Control, all Options, SARs, Restricted Stock, and Stock Units shall become immediately exercisable, non-forfeitable, or otherwise vest and become irrevocable.

SECTION 13

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of First Community to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3, or any applicable stock exchange rule. The Board also may suspend the granting of Options, SARs, Restricted Stock, and Stock Units under this Plan at any time and may terminate this Plan at any time. The Board or the Committee shall have the right to modify, amend, or cancel

(retroactively or prospectively) any Option, SAR, Restricted Stock, or Stock Unit granted before such suspension or termination if: (1) the Employee or Director consents in writing to such modification, amendment, or cancellation (except that in no case can Options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award); or (2) there is a dissolution or liquidation of First Community or a transaction described in Section 11 or Section 12 of this Plan. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock, or Stock Units granted under this Plan prior to the date of such suspension or termination.

SECTION 14

MISCELLANEOUS

14.1. Shareholder Rights. No Employee or Director shall have any rights as a shareholder of First Community as a result of the grant of an Option or a SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of the Stock subject to such Option to such Employee or Director. Subject to Section 8.4, an Employee’s or Director’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment or Director Status. The grant of an Option, SAR, Restricted Stock, or Stock Unit to an Employee or a Director under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or a Director, and shall not confer on an Employee or Director any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option, the SAR Agreement which evidences his or her SAR, or the Stock Agreement related to his or her Restricted Stock or Stock Unit grant.

14.3. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute an Employee’s or Director’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such Restricted Stock or Stock Unit grant. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement, or Stock Agreement that an Employee or Director may elect to satisfy minimum federal tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred or the cash payments to be made to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

14.4 Construction.

(a) Governing Law and Venue. This Plan shall be construed under the laws of the State of Florida (excluding its choice-of-law rules) to the extent not superseded by federal law. Venue for the enforcement of any provision of this Plan or Option Agreement shall be in Pinellas County, Florida.

(b) Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement, or SAR Agreement, the terms of the Plan shall prevail.

Executed this 17th day of October, 2005.

FIRST COMMUNITY BANK CORPORATION OF AMERICA

By:	/s/ Kenneth P. Cherven
Kenneth P. Cherven,
President & Chief Executive Officer

IN WITNESS WHEREOF, the undersigned, being the duly elected and authorized Secretary of the Company, hereby certifies that the amended Plan was legally and validly approved by the Board of Directors of the Company as of the 17th day of October, 2005.

First Community Bank Corporation of America

By:	/s/ Kay McAleer
Kay McAleer, Secretary